Exhibit 99

FOR IMMEDIATE RELEASE

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Tony Thene	Kevin G. Lowery
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Klaus Kleinfeld Elected Alcoa President and Chief Operating Officer

NEW YORK — August 15, 2007 — Alcoa announced today that Klaus Kleinfeld has been elected president and chief operating officer by the company’s Board of Directors. Mr. Kleinfeld, 49, served most recently as President and Chief Executive Officer of Siemens AG, a global electronics and industrial conglomerate. At Alcoa, he will have full responsibility for all operating activities of the company. Mr. Kleinfeld has been on Alcoa’s Board of Directors since 2003 and will retain his position on the Board. He will be based in New York and take over his responsibilities on October 1, 2007.

Announcing the appointment, Alcoa Chairman and CEO Alain Belda said, “Klaus has a proven track record of running successful complex, international businesses. He is a seasoned leader who demands results, and has a keen sense of the strategic challenges facing the company through his work on the Board. Klaus is joining our team at a time when we are achieving record top and bottom line results, and have good prospects for the future. With Klaus as part of our strong leadership team, Alcoa’s future looks even brighter.”

Alcoa’s Lead Director, Frank Thomas said, “We have the highest degree of confidence in our colleague Klaus, and are delighted that he will take over day-to-day responsibility for the company’s operations and businesses.”

In just two years as President and President and Chief Executive Officer of Siemens AG, Mr. Kleinfeld presided over a dramatic transformation of the global electronics and industrial conglomerate. He reshaped the company’s portfolio around three high growth areas, revenues increased by more than $16 billion in 2006 alone, operating groups met ambitious profitability targets, and the company’s market capitalization almost doubled.

Prior to his service on the Managing Board of Siemens AG, Mr. Kleinfeld was President and Chief Executive Officer of Siemens Corporation, the U.S. division of the company. During his tenure, the United States grew in both size and profitability, becoming the company’s largest region. During his 20-year Siemens career, Mr. Kleinfeld also successfully led one of Siemens global medical diagnostic businesses and developed the renowned Siemens Management Consulting organization. He was also critical to the creation of top+, the company’s operating system.

Mr. Kleinfeld earned a Master’s degree in Business Administration/Economics from the University of Goettingen (Germany) in 1982. He received his Ph.D. in Strategic Management from the University of Wuerzburg (Germany.)

Mr. Kleinfeld is a Member of the Board of both Bayer AG and Citigroup. He also is a director of a number of international and industry groups.

A marathon runner who also enjoys skiing, tennis and the arts, Mr. Kleinfeld will reside with his wife and family in the New York area.

Alcoa is the world's leading producer and manager of primary aluminum, fabricated aluminum and alumina facilities, and is active in all major aspects of the industry. Alcoa serves the aerospace, automotive, packaging, building and construction, commercial transportation and industrial markets, bringing design, engineering, production and other capabilities of Alcoa's businesses to customers. In addition to aluminum products and components including flat-rolled products, hard alloy extrusions, and forgings, Alcoa also markets Alcoa® wheels, fastening systems, precision and investment castings, structures and building systems. The company has 116,000 employees in 44 countries and has been named one of the top most sustainable corporations in the world at the World Economic Forum in Davos, Switzerland. More information can be found at www.alcoa.com